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                                    TERM NOTE


                                                           Boston, Massachusetts

$3,600,000.00                                              June 5, 1997


     The undersigned DM Management Company, for value received, promises to pay to the order of Citizens Bank of Massachusetts (hereinafter called the "BANK"), at its principal office at 55 Summer Street, Boston, Massachusetts 02110, or such other location that the holder may specify

     Three Million Six Hundred Thousand Dollars ($3,600,000.00)

in quarterly payments of One Hundred Eighty Thousand Dollars ($180,000.00) each, the first such payment to be made on September 5, 1997, and subsequent payments to be made on the fifth day of each December, March, June and September, thereafter, except a final payment of the entire unpaid balance of principal shall be made on June 5, 2002, with interest thereon, as herein provided until paid in full. This is the "Term Note" issued by the undersigned pursuant to the terms of a certain Loan Agreement dated the date hereof, by and between Bank and the undersigned (the "Loan Agreement").

     Interest shall accrue at the rates provided in the Loan Agreement for the Term Loan as defined therein. Overdue principal and overdue interest from time to time outstanding shall bear interest in accordance with the terms of the Loan Agreement. If any payment is not made when due hereunder, then, without limitation on any other right of the Holder, there shall be a late charge as provided in the Loan Agreement.

     If an "Event of Default" (as defined in the Loan Agreement) shall occur, the entire unpaid principal balance of this note and all accrued and unpaid interest may become or be declared due and payable without notice or demand, in the manner and with the effect provided in the Loan Agreement.

     Every maker, endorser and guarantor of this note, or the obligation represented by this note, waives presentment, demand, notice, protest, and all other demands or notices in connection with the delivery, acceptance, endorsement, performance, default, or enforcement of this note, assents to any and all extensions or postponements of the time of payment or any other indulgence, to any substitution, exchange, or release of collateral, and/or to the addition or release of any other party or person primarily or secondarily liable, and generally waives all suretyship defenses and defenses in the nature thereof.

     The undersigned will pay all reasonable out-of-pocket costs and expenses of collection, including reasonable attorneys' fees, incurred or paid by the holder in enforcing this note or the obligations hereby evidenced, to the extent permitted by law.

     No delay or omission of the holder in exercising any right of remedy hereunder shall constitute a waiver of any such right or remedy.

     The holder need not enter payments of principal or interest upon this note, but may maintain a record thereof on a separate ledger maintained by the holder.

     The word "holder" as used in this note shall mean the payee or indorsee of this note who is in possession of it or the bearer if this note is at the time payable to bearer.

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     This note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall take effect as an instrument under seal.

WITNESS:                            DM MANAGEMENT COMPANY


/s/ David R. Pierson                By: /s/ Olga L. Conley
---------------------------------      -----------------------------------------
                                       Olga L. Conley, its Vice President of
                                       Finance